UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):        December 18, 2013

ModusLink Global Solutions, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35319	04-2921333
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1601 Trapelo Road, Suite 170 Waltham, Massachusetts	02451
(Address of principal executive offices)	(Zip Code)

(781) 663-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07. Submission of Matters to a Vote of Security Holders

On December 18, 2013, ModusLink Global Solutions, Inc. (the “Company”) held its 2013 Annual Meeting of Stockholders (the “Annual Meeting”) at The Portofino Hotel and Marina, 260 Portofino Way, Redondo Beach, California. At the Annual Meeting, the Company’s stockholders voted on Proposal 1 and Proposal 3, and the Company adjourned the Annual Meeting with respect to Proposal 2. The following is a brief description of each matter and the results of each matter voted upon, including the number of votes cast for or against each matter and the number of abstentions and broker non-votes, if applicable, with respect to each matter. Each Proposal is described in more detail in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on October 29, 2013.

Proposal 1 – Election of Class II director.

Name	Votes For	Votes Withheld
Anthony Bergamo	34,837,228	883,614

Mr. Bergamo has been elected as a Class II director to hold office until the 2016 Annual Meeting of Stockholders and until his successor is duly elected and qualified.

Proposal 3 – Stockholder advisory vote on executive compensation. Proposal 3 was approved by the following vote:

Votes For	Votes Against	Abstentions
32,440,908	1,960,939	1,318,995

Proposal 2 – Approval of an amendment to the Company’s Restated Certificate of Incorporation.

The Company adjourned the Annual Meeting to allow for additional time for stockholders to vote on Proposal 2 to amend the Company’s Restated Certificate of Incorporation to declassify the Board of Directors. The Annual Meeting will reconvene on January 15, 2014 at 9:00 a.m., Eastern time, at the offices of Olshan Frome Wolosky LLP, 65 East 55th Street, New York, NY 10022 for the purpose of holding a stockholder vote on Proposal 2. Approval of Proposal 2 requires the affirmative vote of seventy-five percent (75%) of the outstanding shares of Common Stock entitled to vote.

Item 8.01. Other Events.

On December 18, 2013, the Company issued a news release announcing the results of the Annual Meeting and adjournment regarding Proposal 2. The press release, a copy of which is filed as Exhibit 99.1 to this report, is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release dated December 18, 2013

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ModusLink Global Solutions, Inc.

Date: December 18, 2013	By:	/s/ Steven G. Crane
	Name: Title:	Steven G. Crane Chief Financial Officer